Exhibit 99.1

News Release
Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer
(410) 568-1500

SINCLAIR REPORTS THIRD QUARTER 2008 RESULTS

BALTIMORE (November 5, 2008) – Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and nine months ended September 30, 2008.

Commenting on the quarter, David Smith, President and CEO of Sinclair, stated, “The economic recession and financial crisis have clearly impacted advertising budgets, as indicated by the number of industry sectors that advertised less in the third quarter 2008 as compared to a year ago. Despite the decline in the core advertising business, our net broadcast revenues grew $0.7 million, of which advertising time sales were down only $0.2 million on the strength of political advertising in the quarter. Furthermore, on both a political included and excluded basis, our stations grew their local market share on average, a sales effort of which we are very proud, especially considering that we did not have the benefit of the Olympics due to having only one NBC affiliate.

“It is unclear how long the economic recession will last or how deep it will be. We are, therefore, managing as though 2009 will continue to be a difficult advertising climate. In this regard, we have already begun the process of reviewing our cost structures and initiating cost reduction measures. In addition, we recently announced that we have scaled back our expectations for additional investments in non-television ventures in 2009. While our focus continues to be on maintaining our common stock dividend, a worsening of the economy or an unfavorable change in dividend tax rates could affect the dividend rate we pay.”

Financial Results:

Net broadcast revenues from continuing operations were $150.1 million for the three months ended September 30, 2008, an increase of 0.5% versus the prior year period result of $149.4 million. Operating income was $37.4 million in the three-month period which included a $2.2 million non-cash gain on asset exchange, as compared to operating income of $32.9 million in the prior year period, an increase of 13.6%. The Company had net income available to common shareholders of $11.7 million in the three-month period versus net income available to common shareholders of $9.9 million in the prior year period. The Company reported diluted earnings per common share of $0.14 for the three-month period versus diluted earnings per common share of $0.11 in the prior year period.

Net broadcast revenues from continuing operations were $474.8 million for the nine months ended September 30, 2008, an increase of 3.9% versus the prior year period result of $457.0 million. Operating income was $126.9 million in the nine-month period, an increase of 13.2% versus the prior year period result of $112.2 million. The Company had net income available to common shareholders of $41.3 million in the nine-month period versus net income available to common shareholders of $9.7 million in the nine-month period ended September 30, 2007. Diluted earnings per common share were $0.48 in the nine-month period versus diluted earnings per common share of $0.11 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $8.7 million in the third quarter 2008 versus $1.1 million in the third quarter 2007.

•                  Local advertising revenues were down 0.4% in the third quarter while national advertising revenues were up 0.4% versus the third quarter 2007. Excluding political revenues, local advertising revenues were down 1.7% and national advertising revenues were down 13.8% in the third quarter. Advertising spending by the automotive, retail, movies, paid programming, home products and restaurants categories were down while fast food was up. Automotive, which represented approximately 18.2% of time sales, was down 15.4% in the quarter due to crowding out from political advertisers and the economy. Local revenues, excluding political revenues, represented 68.6% of advertising revenues in the quarter.

•                  Time sales on our ABC and CBS stations were up 1.4% and 10.9% in the third quarter, respectively. Our NBC station was up 28.6% due to the Olympics and our FOX stations were flat. Stations affiliated with MyNetworkTV and CW were down 5.1% and 3.8%, respectively. Excluding political revenues, our ABC, FOX, CBS, CW and MyNetworkTV stations were down 11.0%, 4.5%, 18.2, 5.3% and 6.5%, respectively, while our NBC station was up 11.1%.

•                  With all but three markets reporting, our stations, on average, grew their local time sales in the quarter on both an including and excluding political basis. In addition, our stations’ average total market share excluding political increased from 17.8% to 18.3%, while their average total market share including political was approximately flat going from 17.6% to 17.5%.

•                  During the third quarter 2008, the Company invested $11.4 million, net of cash distributions, in various ventures. For the first nine months of 2008, we have invested, net of cash distributions received, $91.2 million and another $42.6 million in 2007, for a total of $133.7 million in non-television assets. The Company expects to invest approximately $25 million in various ventures in the fourth quarter 2008.

•                  During the quarter, the Company received digital equipment at five stations in exchange for comparable analog equipment as a result of vacating certain analog spectrum to be used for public safety. As a result, the Company recorded a $2.2 million non-cash gain on the exchange of the equipment.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $11.6 million in cash, was $1,384.7 million at September 30, 2008 versus net debt of $1,376.0 million at June 30, 2008.

•                  As of September 30, 2008, 50.5 million Class A common shares and 34.4 million Class B common shares were outstanding, for a total of 84.9 million common shares outstanding.

•                  The Company repurchased 2.7 million shares of it class A common stock in the open market during the third quarter and another 3.8 million shares in October 2008.

•                  The Company repurchased $22.3 million of it 8% senior subordinated notes in the open market during the third quarter and another $1.0 million in October 2008.

•                  The Company repurchased $12.0 million of it 6% subordinated convertible bonds in the open market during the third quarter.

•                  Capital expenditures in the third quarter were $7.1 million.

•                  Common stock dividends paid in cash in the third quarter were $17.4 million.

•                  Program contract payments for continuing operations were $19.8 million in the third quarter.

•                  In October 2008, the Company received a $17.2 million federal income tax cash refund.

Forward-Looking Statements:

The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, the impact of changes in national and regional economies, the volatility in the U.S. and global economies and financial credit markets which impact our ability to forecast, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain components of its fourth quarter 2008 and full year 2008 financial performance. The Company assumes no obligation to update its expectations. All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

All assumptions and historical periods have been adjusted to exclude WGGB-TV in Springfield, MA, which was sold November 1, 2007, and which was accounted for as discontinued operations. The forward-looking assumptions and the February through September 2008 historical results include the Cedar Rapids station of KGAN-TV, which was accounted for under a Joint Sales Agreement, and KFXA-TV, both of which are now consolidated.

“On October 13, 2008, we issued public guidance for our fourth quarter net broadcast revenues to be down mid to high single digit percents, based on our time sales pacings at that time,” commented David Amy, EVP and CFO. “On October 27, 2008, we revised that outlook guiding for net broadcast revenues to be down low to mid single digit percents on the strength of political advertising which was pacing higher than expected.  Our current guidance is for the fourth quarter net broadcast revenues to be down low single digit percents.  For the fourth quarter, we expect political advertising to be approximately $25.6 million or $41 million for the year, a record level for us, and more than the approximate $32 million reported in the 2004 election year.  Offsetting the political gains, however, are core advertising sales, which continue to pace down on the recessed economy and crowding out from political.  On the retransmission revenue front, we continue to work with the cable, satellite and telecom companies whose contracts are coming up for renewal at the end of this year.  For 2008, we are estimating our retransmission revenues to be approximately $72 million.  On the expense side, we are initiating cost cutting measures now to address any prolonged economic recovery.  We are guiding for our television expenses to be down approximately 2.5% in the fourth quarter.”

•                  The Company expects fourth quarter 2008 station net broadcast revenues from continuing operations, before barter, to be down approximately low single digit percents, as compared to fourth quarter 2007 station net broadcast revenues, before barter, of $165.7 million.  This assumes $25.6 million in political revenues versus $2.2 million received in the fourth quarter last year.

•                  The Company expects barter revenue and barter expense each to be approximately $12.8 million in the fourth quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, and including stock-based compensation expense, in the fourth quarter to be approximately $75.9 million, a 2.5% decrease from fourth quarter 2007 television expenses of $77.8 million.  On a full year basis, television expenses are expected to be approximately $296.6 million, or up 2.7%, as compared to 2007 television expenses of $288.7 million.  The 2008 television expense forecast includes $0.4 million of stock-based compensation expense for the quarter and $1.8 million for the year, as compared to the 2007 actuals of $0.5 million and $1.5 million for the quarter and year, respectively.

•                  The Company expects program contract amortization expense to be approximately $23.0 million in the quarter and $86.2 million for the year, as compared to the 2007 actuals of $22.9 million and $96.4 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $21.6 million in the quarter and $82.7 million for the year, as compared to the 2007 actuals of $18.9 million and $77.7 million for the quarter and year, respectively.

•                  The Company expects corporate overhead, including stock-based compensation expense, to be approximately $6.4 million in the quarter and $26.6 million for the year, as compared to the 2007 actuals of $5.4 million and $24.3 million for the quarter and year, respectively.  The 2008 corporate overhead forecast includes $0.2 million of stock-based compensation expense for the quarter and $1.8 million for the year, as compared to the 2007 actuals of $0.9 million and $2.9 million for the quarter and year, respectively.

•                  The Company expects other operating division revenues less other operating division expenses to be approximately $1.1 million income in the fourth quarter and $0.3 million loss for the year, assuming current equity interests.

•                  The Company expects depreciation on property and equipment to be approximately $12.5 million in the fourth quarter and $46.3 million for the year, assuming the capital expenditure assumptions below, and as compared to the 2007 actuals of $10.5 million and $43.1 million for the quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $4.6 million in the fourth quarter and $18.3 million for the year, as compared to the 2007 actuals of $4.6 million and $17.6 million for the fourth quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $19.8 million in the quarter and $78.0 million for the year, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This is compared to the 2007 actuals of $21.7 million and $93.6 million for the quarter and year, respectively.

•                  The Company expects the fourth quarter effective tax rate for continuing operations to be approximately 44.0%, including a current tax provision from continuing operations of approximately $0.2 million in the quarter based on the assumptions discussed in this “Outlook” section.  For the year, the effective tax rate on continuing operations is expected to be approximately 43.2%, including a current tax provision of $0.6 million.

•                  The Company paid dividends on the Class A and Class B common shares of $17.0 million in the fourth quarter and $66.9 million for the year.  This is compared to total dividends paid in 2007 of $49.5 million.

•                  The Company expects to spend approximately $5.8 million in capital expenditures in the quarter and approximately $27.5 million for the year.  Of the 2008 full year amount, approximately $6.8 million represents timing of 2007 budgeted projects.

Sinclair Conference Call:

The senior management of Sinclair will hold a conference call to discuss its third quarter 2008 results on Wednesday, November 5, 2008, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

The Company regularly uses its website as a key source of Company information and can be accessed at www.sbgi.net.

Notes:

“Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WGGB-TV, our ABC affiliate in Springfield, MA, which was sold November 1, 2007.  As such, the results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.  Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUES:
Station broadcast revenues, net of agency commissions	$150,119	$149,425	$474,758	$456,972
Revenues realized from station barter arrangements	14,562	14,786	45,048	44,218
Other operating divisions’ revenues	13,510	12,488	38,657	18,841
Total revenues	178,191	176,699	558,463	520,031

OPERATING EXPENSES:
Station production expenses	38,959	35,741	118,226	109,556
Station selling, general and administrative expenses	33,867	33,711	102,498	101,357
Expenses recognized from station barter arrangements	12,760	13,317	40,394	39,995
Amortization of program contract costs and net realizable value adjustments	21,744	29,172	63,247	73,528
Other operating divisions’ expenses	13,397	11,227	40,076	18,852
Depreciation of property and equipment	11,700	10,554	33,812	32,660
Corporate general and administrative expenses	5,919	5,497	20,123	18,888
Amortization of definite-lived intangible assets and other assets	4,606	4,546	13,692	13,032
Gain on asset exchange	(2,163)	—	(2,163)	—
Impairment of goodwill	—	—	1,626	—
Total operating expenses	140,789	143,765	431,531	407,868
Operating income	37,402	32,934	126,932	112,163

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(19,075)	(21,897)	(58,759)	(74,166)
Interest income	224	89	599	2,178
(Loss) gain from sale of assets	(3)	(30)	48	(38)
Gain (loss) from extinguishment of debt	432	(68)	146	(30,716)
Gain from derivative instruments	—	1,897	999	1,300
Gain (loss) from equity and cost method investments	658	711	(118)	(181)
Other income, net	1,441	268	2,832	944
Total other expense	(16,323)	(19,030)	(54,253)	(100,679)
Income from continuing operations before income taxes	21,079	13,904	72,679	11,484
INCOME TAX PROVISION	(9,386)	(4,327)	(31,342)	(2,317)
Income from continuing operations	11,693	9,577	41,337	9,167
DISCONTINUED OPERATIONS:
(Loss) income from discontinued operations, net of related income tax provision of $187, $436, $232 and $176, respectively	(38)	324	9	542
NET INCOME	$11,655	$9,901	$41,346	$9,709

BASIC AND DILUTED EARNINGS PER COMMON SHARE:
Earnings per share from continuing operations	$0.14	$0.11	$0.48	$0.11
Earnings per share from discontinued operations	$—	$—	$—	$0.01
Earnings per share	$0.14	$0.11	$0.48	$0.11
Weighted average common shares outstanding	86,158	87,175	86,951	86,816
Weighted average common and common equivalent shares outstanding	86,158	87,227	86,955	86,949
Dividends declared per share	$0.20	$0.15	$0.60	$0.45

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	September 30, 2008	June 30, 2008
Cash & cash equivalents	$11,646	$10,911
Total current assets	222,668	195,176
Total long term assets	2,083,058	2,068,851
Total assets	2,305,726	2,264,027

Current portion of debt	60,278	55,105
Total current liabilities	243,922	213,460
Long term portion of debt	1,336,059	1,331,805
Total long term liabilities	1,814,611	1,781,165
Total liabilities	2,058,533	1,994,625

Minority interest in consolidated subsidiaries	17,014	18,200

Total stockholders’ equity	230,179	251,202
Total liabilities & stockholders’ equity	$2,305,726	$2,264,027

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2008	2008
Net cash flow from operating activities	$48,331	$138,096
Net cash flow used in investing activities	(21,412)	(126,478)
Net cash flow used in financing activities	(26,184)	(20,952)

Net increase (decrease) in cash & cash equivalents	735	(9,334)
Cash & cash equivalents, beginning of period	10,911	20,980
Cash & cash equivalents, end of period	$11,646	$11,646